Amendment to Warrant

Reference is made to the Common Stock Warrant (the “Warrant”) dated August 12, 2005 issued by Fuel Corporation of America, Inc. n/k/a flexSCAN, Inc. (the “Company”) to Tryant LLC, a Delaware limited liability company (the “Holder”) granting to Holder the right to purchase up to 2,000,000 shares of Common Stock of the Company.

1.    Pursuant to the Amendment to the Promissory Note effective March 23, 2006, the Company has agreed to file a Registration Statement (the “Registration Statement”) to register certain shares of the Company’s Common Stock held by the Holder and/or its designees, issued and issuable pursuant to the Warrant (the “Registrable Securities”). In the event that payment is not made per the Amendment to the Promissory Note or there is no effective registration statement which includes the Registrable Securities, in addition to the procedure for exercise set forth in in Section 1 of the Warrant, the Warrant shall be amended to provide for “cashless exercise” as set forth below:

The Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=
the average of the 5 Closing Prices (as defined below) immediately preceding the date of such election, which shall be the date a Notice of Exercise is duly delivered to the Company, not the date the exercise of this Warrant is deemed effective;

(B)	=	the Exercise Price of the Warrant, as adjusted; and

(X)	=	the number of Warrant Shares issuable upon exercise of the Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

“Closing Price” means on any particular date (a) the last reported closing bid price per share of Common Stock on such date on the applicable national stock exchange, national quotation system (i.e. Nasdaq) or Over-the-Counter Bulletin Board on which the Common Stock trades (“Trading Market”)(as reported by Bloomberg L.P. at 4:15 PM (New York time) as the last reported closing bid price for regular session trading on such day), or (b) if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York time) as the closing bid price for regular session trading on such day), or (c) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holder and the Company.

2.    Except as amended hereby, the terms of the Warrant shall remain in full force and effect and shall continue to be the binding and legal obligation of the parties.

3.    This Amendment may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile with original signatures to follow.

4.    All initially capitalized terms not otherwise defined shall have the meaning set forth in the original Warrant.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives as of the 23rd day of March 2006.

Tryant LLC, a Delaware limited liability company

By:	/s/ Jeff Jenson

flexSCAN, Inc., a Nevada corporation

By:	/s/ Thomas Banks

flexPLUS, Inc., a Delaware corporation

By:	/s/ Thomas Banks